EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 18, 2010, relating to the consolidated financial statements of Verint Systems Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting guidance for the reporting and disclosure of noncontrolling interests), and to the incorporation by reference of our report on the effectiveness of Verint Systems Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Verint Systems Inc.’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of Verint Systems Inc. for the year ended January 31, 2010 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
New York, New York
August 23, 2010